Exhibit 99.1

Tenet Reports Results for the Second Quarter Ended June 30, 2017

•
Reported a net loss from continuing operations attributable to Tenet shareholders of $56 million or $0.56 per diluted share. Adjusted diluted earnings per share from continuing operations was a loss of $0.17.

•	Adjusted EBITDA was $570 million, which included $23 million of gains primarily from the sale of home health and hospice assets.

•
Same-hospital patient revenue increased 0.4% and reflects a 1.9% increase in revenue per adjusted admission offset by a 1.4% decline in adjusted admissions. Hospital segment Adjusted EBITDA totaled $346 million.

•
Ambulatory Care segment revenue increased 3.8% on a same-facility system-wide basis, with cases decreasing 0.5% and revenue per case increasing 4.3%. Adjusted EBITDA for the Ambulatory segment was $164 million, an 18.0% increase, representing a margin of 34.7%.

•	Revenue from Conifer Health Solutions increased 3.6% with revenue from third parties increasing 9.4%. Conifer generated $60 million of Adjusted EBITDA, a 4.8% decrease, representing a margin of 15.0%.

•
Net cash provided by operating activities in the first half of 2017 was $401 million, a $181 million decline when compared to $582 million in the first half of 2016. Adjusted Free Cash Flow was $117 million in the first half of 2017, a $151 million decline when compared to $268 million in the first half of 2016.

•
Updated 2017 Outlook to reflect a range of factors, including the divestiture of the Company’s hospital operations in Houston, which closed on July 31, 2017. The updated Outlook for 2017 includes net income from continuing operations attributable to Tenet common shareholders of a loss of $115 million to a loss of $90 million, Adjusted EBITDA of $2.450 billion to $2.550 billion, a diluted loss per share from continuing operations of $1.14 to a loss of $0.89 and Adjusted diluted earnings per share from continuing operations of $0.69 to $0.99.

DALLAS - August 7, 2017 - Tenet Healthcare Corporation (NYSE:THC) reported a net loss from continuing operations attributable to Tenet shareholders of $56 million in the second quarter of 2017 compared to a $44 million net loss from continuing operations in the second quarter of 2016. Adjusted EBITDA was $570 million in the second quarter of 2017 compared to $629 million in the second quarter of 2016.

“While we experienced a softer volume environment in the second quarter, our teams responded well with solid performance on cost control, which mitigated the impact on our results,” said Trevor

Fetter, chairman and chief executive officer.  “We are continuing to invest in targeted service lines and have largely completed four significant construction projects that will strengthen our position in four strategic hospital markets.  We are also making progress on portfolio refinement, including completing the sale of our Houston-based hospitals and affiliated outpatient centers and redeploying that capital to increase our ownership position in USPI.”

Adjusted EBITDA of $570 million in the second quarter of 2017 represents a $59 million decline from $629 million of Adjusted EBITDA in the second quarter of 2016. The decline was primarily attributable to two items that were factored into the Company’s second quarter Outlook:

(i) a $55 million decline in California Provider Fee revenue, with no revenue being recorded under the program in the second quarter of 2017 versus $55 million in the second quarter of 2016 since the 2017 program has not yet been approved by the Centers for Medicare and Medicaid Services (CMS); and,

(ii) a $15 million decline in electronic health record incentives, with $6 million of incentives recorded in the second quarter of 2017 versus $21 million in the second quarter of 2016.

Note that the $629 million of Adjusted EBITDA in the second quarter of 2016 was revised and equals: (i) $617 million of Adjusted EBITDA that was originally reported for the second quarter of 2016, plus (ii) $7 million due to a change in pension accounting which lowered Salaries, Wages and Benefits by this amount, and (iii) excludes the negative impact of $5 million of losses generated in the second quarter of 2016 by the Company’s health plan business, which the Company is exiting.

Hospital Operations and Other Segment

Net operating revenue in the Hospital Operations and other segment was $4.060 billion, down 0.1 percent from $4.066 billion in the second quarter of 2016; these revenue figures exclude revenue generated by the Company’s health plans in both periods. The decline was primarily due to a decline in adjusted admissions and the Company not being able to record revenue under the California Provider Fee Program in the second quarter of 2017.

On a same-hospital basis, patient revenue increased to $4.036 billion, up 0.4 percent from $4.019 billion in the second quarter of 2016. The increase was primarily due to a 1.9 percent increase in net patient revenue per adjusted admission partially offset by a 1.4 percent decline in adjusted admissions. The Company’s same-hospital revenue per adjusted admission was lowered by approximately 140 basis points due to the lack of CMS approval of the California Provider Fee Program. In addition, excluding patients that were insured by Humana in both periods, same-hospital adjusted admissions increased 0.1 percent. As previously announced, the Company reached a new multi-year agreement with Humana to restore in-network access for all Tenet providers effective June 1, 2017.

Adjusted EBITDA in Tenet’s hospital segment was $346 million, representing a decline of $81 million or 19.0 percent as compared to $427 million in the second quarter of 2016. The $81 million decline in Adjusted EBITDA in the hospital segment was primarily driven by the $55 million decline in revenue from the California Provider Fee program and a $15 million decline in electronic health record incentives. In addition, a $25 million increase in same-hospital uninsured net revenues contributed to a $31 million increase in the provision for doubtful accounts on a same hospital basis, from $327 million in the second quarter of 2016 to $358 million in the second quarter of 2017, which placed pressure on the year-over-year EBITDA comparison.

Tenet’s health plan business generated losses of $19 million in the second quarter of 2017 versus a loss of $5 million on the EBITDA line in the second quarter of 2016. The revenue and expenses associated with the Company’s health plan operations are included in Tenet’s consolidated statements of operations; however, the results are excluded from Adjusted EBITDA in both periods.

Selected operating expenses in the segment, defined as the sum of salaries, wages and benefits, supplies and other operating expenses, increased 2.3 percent on a per adjusted admission basis in the second quarter of 2017. During the second quarter of 2017, other operating expenses included: (i) a $23 million gain, primarily from the sale of the Company’s home health and hospice assets, which was recorded as a reduction to the Company’s other operating expenses, and (ii) a $27 million increase in malpractice expense.

Exchanges

Tenet’s same-hospital exchange admissions were 5,488 in the second quarter of 2017, down 2.2 percent from the second quarter of 2016. Same-hospital exchange outpatient visits were 58,873 in the second quarter of 2017, up 10.1 percent from the second quarter of 2016.

Uncompensated Care

Tenet’s provision for doubtful accounts was $371 million in the second quarter of 2017, representing a ratio of 7.2 percent of revenues before bad debt, as compared to $352 million in the second quarter of 2016, or 6.7 percent of revenues before bad debt. The increase in the bad debt ratio was primarily attributable to a $26 million increase in uninsured revenues.

Tenet’s uncompensated care costs, defined as the sum of the provision for doubtful accounts, charity care write-offs and uninsured discounts, were $1.375 billion and $1.210 billion in the second quarters of 2017 and 2016, respectively, including $1.004 billion and $858 million, respectively, of charity care write-offs and uninsured discounts that were offered through Tenet’s Compact with Uninsured Patients. Uncompensated care in the second quarter of 2017 represented 22.3 percent of revenue before bad debts, uninsured discounts and charity care write-offs, up from 19.9 percent in the second quarter of 2016. Nearly all of Tenet’s uncompensated care is associated with the Hospital Operations and other segment.

Uninsured plus charity admissions increased by 67 admissions, or 0.7 percent on a same-hospital basis in the second quarter of 2017 compared to the second quarter of 2016. Uninsured plus charity outpatient visits decreased by 14,580 visits, or 10.3 percent, on a same-hospital basis.

Ambulatory Care Segment

During the second quarter of 2017, the Ambulatory segment produced net operating revenues of $472 million, representing an increase of 6.8 percent as compared to $442 million in the second quarter of 2016. In addition, the Ambulatory segment generated Adjusted EBITDA of $164 million, up 18.0 percent from $139 million in the second quarter of 2016 and Adjusted EBITDA less facility-level noncontrolling interest was $105 million, up 20.7% from $87 million in the second quarter of 2016.

The results of many of the facilities in which the Ambulatory segment has an investment are not consolidated by Tenet. To help analyze the segment’s results of operations, management uses system-wide measures which include revenues and cases of both consolidated and unconsolidated facilities. On a same-facility system-wide basis, revenue in the Ambulatory segment increased 3.8 percent, with cases decreasing 0.5 percent and revenue per case increasing 4.3 percent. Excluding patients insured by Humana in both periods, same-facility system-wide cases increased 1.3 percent in the second quarter of 2017.

Conifer Segment

During the second quarter of 2017, Conifer’s revenue increased 3.6 percent to $400 million, up from $386 million in the second quarter of 2016. Revenue from third party customers increased 9.4 percent to $245 million. Conifer generated $60 million of Adjusted EBITDA in the second quarter of 2017, down 4.8 percent from $63 million in the second quarter of 2016.

Net Income and Earnings Per Share

Tenet reported a net loss from continuing operations attributable to Tenet shareholders of $56 million, or $0.56 per diluted share, in the second quarter of 2017 compared to a net loss of $44 million, or $0.44 per diluted share, in the second quarter of 2016.

After adjusting for certain items which are listed on Table #2, Tenet recorded an Adjusted net loss from continuing operations attributable to Tenet shareholders of $17 million, or $0.17 per diluted share, during the second quarter of 2017, as compared to Adjusted net income from continuing operations attributable to Tenet shareholders of $40 million, or $0.40 per diluted share, in the second quarter of 2016.

A reconciliation of GAAP net income (loss) attributable to Tenet shareholders to Adjusted net income from continuing operations and Adjusted diluted earnings per share from continuing operations attributable to Tenet shareholders is contained in Table #2 at the end of this release.

Cash Flow and Liquidity

Cash and cash equivalents were $475 million at June 30, 2017 compared to $572 million at March 31, 2017. The Company had no outstanding borrowings on its $1 billion credit line as of June 30, 2017. Accounts receivable days outstanding from continuing operations were 53.6 at June 30, 2017 compared to 56.1 at March 31, 2017 and 56.7 at December 31, 2016. The calculation of accounts receivable days outstanding from continuing operations includes the accounts receivable of the Company’s Houston-area facilities that have been classified in assets held for sale on the Condensed Consolidated Balance Sheet at June 30, 2017, excludes our health plan revenues and excludes California Provider Fee revenue from the 2016 period.

Net cash provided by operating activities for the six months ended June 30, 2017 was $401 million, representing a $181 million decrease compared to $582 million in the first half of 2016. After subtracting $348 million and $413 million of capital expenditures in the six months ended June 30, 2017 and June 30, 2016, respectively, Free Cash Flow was $53 million in the six months ended June 30, 2017, representing a $116 million decline compared to $169 million in the comparable period in 2016. Adjusted Free Cash Flow was $117 million in the six months ended June 30, 2017, representing a $151 million decline from $268 million in the comparable period in 2016. The primary reasons for the decline in cash flow from operations, Free Cash Flow and Adjusted Free Cash Flow during the six months ended June 30, 2017 versus the comparable period in 2016 include lower earnings in the 2017 period, negative cash flows from our health plan businesses in 2017, and the timing of other working capital items.

Net cash used in investing activities was $308 million in the six months ended June 30, 2017 compared to $54 million of net cash provided by investing activities in the comparable period in 2016. The 2016 period included $573 million of proceeds from the sale of the Company’s hospitals and related outpatient facilities in Georgia.

Net cash used by financing activities was $334 million in the six months ended June 30, 2017 compared to $336 million of net cash used in financing activities in the comparable period in 2016.

Reconciliations of net cash provided by operating activities to both Free Cash Flow and Adjusted Free Cash Flow are contained in Table #3 at the end of this release.

Outlook

The Company’s revised Outlook for 2017 includes:

•	Revenue of $19.1 billion to $19.4 billion,

•	Net income from continuing operations attributable to Tenet common shareholders ranging from a loss of $115 million to a loss of $90 million,

•	Adjusted EBITDA of $2.450 billion to $2.550 billion,

•	Net cash provided by operating activities of $1.2 billion to $1.4 billion,

•	Adjusted Free Cash Flow of $525 million to $725 million,

•	Diluted earnings per share from continuing operations attributable to Tenet shareholders ranging from a loss of $1.14 to a loss of $0.89, and

•	Adjusted diluted earnings per share from continuing operations attributable to Tenet shareholders of $0.69 to $0.99.

The Company is lowering its 2017 Adjusted EBITDA Outlook range by $75 million to reflect: (i) a reduction of approximately $30 million due to the completion of the previously announced sale of the Company’s hospitals in Houston, which was effective on August 1, 2017; (ii) a reduction of approximately $35 million related to lower expectations for the Company’s Hospital Operations and other segment in 2017, primarily due to lower volume projections and greater uncompensated care expense; (iii) a reduction of approximately $15 million for the Conifer segment primarily due to lower than previously anticipated revenues at Tenet’s hospitals, which negatively affects Conifer’s revenue, additional expenses that Conifer is incurring to improve cash flow performance for Tenet and other customers, and start-up costs on new contracts; and, (iv) a $5 million increase in Ambulatory Care segment EBITDA.

The Outlook for 2017 assumes equity in earnings of unconsolidated affiliates of $145 million to $155 million, electronic health record incentives of $8 million to $10 million, net income attributable to noncontrolling interests of $385 million to $405 million and an average diluted share count of 101 million. In addition, the Outlook assumes that CMS will approve the proposed California Provider Fee for the 30-month period from January 2017 through June 2019 during the fourth quarter of 2017 and further assumes that the Company will record approximately $220 million to $230 million of revenue and Adjusted EBITDA during 2017 as a result of this program. In 2016, the Company recorded $232 million of revenue under the California Provider Fee program. The Company will not be able to recognize any revenue under the 2017 program until CMS approves the program. Finally, the Adjusted EBITDA Outlook excludes approximately $50 million of losses in 2017 that the Company expects to incur in its health plan business.

The Company’s Outlook for the third quarter of 2017 includes:

•	Revenue of $4.6 billion to $4.8 billion,

•	Net loss from continuing operations attributable to Tenet shareholders ranging from a loss of $157 million to a loss of $147 million,

•	Adjusted EBITDA of $500 million to $550 million,

•	A loss per diluted share from continuing operations attributable to Tenet shareholders ranging from a loss of $1.55 to a loss of $1.46, and

•	An Adjusted loss per diluted share from continuing operations attributable to Tenet shareholders ranging from a loss of $0.35 to a loss of $0.20.

The Outlook for the third quarter assumes equity in earnings of unconsolidated affiliates of approximately $35 million, less than $1 million of electronic health record incentives, net income attributable to noncontrolling interests of $95 million to $105 million and an average diluted share count of 101 million. The Outlook for the third quarter of 2017 does not include any revenue or Adjusted EBITDA associated with the California Provider Fee program, whereas the Company’s results in the third quarter of 2016 included $55 million of revenue and Adjusted EBITDA associated with the program.

Additional details on Tenet’s Outlook for both the third quarter and calendar year 2017 are available in Tables 4 and 5 at the end of this press release and in an accompanying slide presentation that is accessible through the Company’s website at www.tenethealth.com/investors.

Management’s Webcast Discussion of Second Quarter Results

Tenet management will discuss the Company’s second quarter 2017 results on a webcast scheduled for 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on August 8, 2017. Investors can access the webcast through the Company’s website at www.tenethealth.com/investors. A set of slides, which will be referred to on the conference call, is available on the Quarterly Results section of the Company’s website.

Additional information regarding Tenet’s quarterly results of operations is contained in its Form 10‑K report for the twelve months ended December 31, 2016 and Form 10-Q report for the period ended June 30, 2017, which will be filed with the Securities and Exchange Commission and posted on the Company’s website before the webcast.

This press release includes certain non-GAAP measures, such as Adjusted EBITDA, Adjusted net income from continuing operations attributable to Tenet shareholders, Adjusted diluted earnings per share from continuing operations attributable to Tenet shareholders, Free Cash Flow and Adjusted Free Cash Flow. Reconciliations of these measures to the most comparable GAAP measure are contained in the tables at the end of this release.

Tenet Healthcare Corporation is a diversified healthcare services company with nearly 130,000 employees united around a common mission: to help people live happier, healthier lives.  Through its subsidiaries, partnerships and joint ventures, including United Surgical Partners International, the Company operates 77 general acute care hospitals, 21 short-stay surgical hospitals and approximately 460 outpatient centers in the United States, as well as nine facilities in the United Kingdom. Tenet’s Conifer Health Solutions subsidiary provides technology-enabled performance improvement and health management solutions to hospitals, health systems, integrated delivery networks, physician groups, self-insured organizations and health plans. For more information, please visit www.tenethealth.com.

The terms "THC", "Tenet Healthcare Corporation", "the Company", "we", "us" or "our" refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

###

Investor Relations Brendan Strong 469-893-6992 investorrelations@tenethealth.com	Corporate Communications Lesley Bogdanow 469-893-2640 mediarelations@tenethealth.com

This release contains “forward-looking statements” - that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, but are not limited to, the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2016 and other filings with the Securities and Exchange Commission.

Tenet uses its Company website to provide important information to investors about the
Company including the posting of important announcements regarding financial performance and corporate developments.

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended June 30,
	2017	%	2016	%	Change
Net operating revenues:
Net operating revenues before provision for doubtful accounts	$5,173		$5,220		(0.9)%
Less: Provision for doubtful accounts	371		352		5.4%
Net operating revenues	4,802	100.0%	4,868	100.0%	(1.4)%
Equity in earnings of unconsolidated affiliates	28	0.6%	30	0.6%	(6.7)%
Operating expenses:
Salaries, wages and benefits	2,346	48.9%	2,309	47.4%	1.6%
Supplies	780	16.2%	773	15.9%	0.9%
Other operating expenses, net	1,159	24.1%	1,213	24.9%	(4.5)%
Electronic health record incentives	(6)	(0.1)%	(21)	(0.4)%	(71.4)%
Depreciation and amortization	222	4.6%	215	4.4%
Impairment and restructuring charges, and acquisition-related costs	41	0.9%	22	0.5%
Litigation and investigation costs	1	0.0%	114	2.3%
Gains on sales, consolidation and deconsolidation of facilities	(23)	(0.5)%	(1)	0.0%
Operating income	310	6.5%	274	5.6%
Interest expense	(260)		(244)
Other non-operating income (expense), net	(5)		(5)
Loss from early extinguishment of debt	(26)		—
Net income from continuing operations, before income taxes	19		25
Income tax benefit	12		16
Net income from continuing operations, before discontinued operations	31		41
Discontinued operations:
Income (loss) from operations	2		(2)
Income tax expense	(1)		—
Net income (loss) from discontinued operations	1		(2)
Net income	32		39
Less: Net income attributable to noncontrolling interests	87		85
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(55)		$(46)
Amounts attributable to Tenet Healthcare Corporation common shareholders
Net loss from continuing operations, net of tax	$(56)		$(44)
Net income (loss) from discontinued operations, net of tax	1		(2)
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(55)		$(46)
Earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$(0.56)		$(0.44)
Discontinued operations	0.01		(0.02)
	$(0.55)		$(0.46)
Diluted
Continuing operations	$(0.56)		$(0.44)
Discontinued operations	0.01		(0.02)
	$(0.55)		$(0.46)
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	100.612		99.341
Diluted*	100.612		99.341

*Had we generated income from continuing operations in the three months ended June 30, 2017 and 2016 the effect of employee stock options, restricted stock units and deferred compensation units on the diluted shares calculation would have been an increase of 682 thousand and 1,386 thousand shares, respectively.

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in millions except per share amounts)	Six Months Ended June 30,
	2017	%	2016	%	Change
Net operating revenues:
Net operating revenues before provision for doubtful accounts	$10,369		$10,640		(2.5)%
Less: Provision for doubtful accounts	754		728		3.6%
Net operating revenues	9,615	100.0%	9,912	100.0%	(3.0)%
Equity in earnings of unconsolidated affiliates	57	0.6%	54	0.5%	5.6%
Operating expenses:
Salaries, wages and benefits	4,726	49.2%	4,704	47.5%	0.5%
Supplies	1,545	16.1%	1,584	16.0%	(2.5)%
Other operating expenses, net	2,346	24.4%	2,455	24.8%	(4.4)%
Electronic health record incentives	(7)	(0.1)%	(21)	(0.2)%	(66.7)%
Depreciation and amortization	443	4.6%	427	4.3%
Impairment and restructuring charges, and acquisition-related costs	74	0.8%	50	0.5%
Litigation and investigation costs	6	0.1%	287	2.9%
Gains on sales, consolidation and deconsolidation of facilities	(38)	(0.4)%	(148)	(1.5)%
Operating income	577	6.0%	628	6.3%
Interest expense	(518)		(487)
Other non-operating income (expense), net	(10)		(11)
Loss from early extinguishment of debt	(26)		—
Net income from continuing operations, before income taxes	23		130
Income tax benefit (expense)	45		(51)
Net income from continuing operations, before discontinued operations	68		79
Discontinued operations:
Loss from operations	—		(7)
Income tax benefit	—		1
Net loss from discontinued operations	—		(6)
Net income	68		73
Less: Net income attributable to noncontrolling interests	176		178
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(108)		$(105)
Amounts attributable to Tenet Healthcare Corporation common shareholders
Net loss from continuing operations, net of tax	$(108)		$(99)
Net loss from discontinued operations, net of tax	—		(6)
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(108)		$(105)
Net loss per share attributable to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$(1.08)		$(1.00)
Discontinued operations	—		(0.06)
	$(1.08)		$(1.06)
Diluted
Continuing operations	$(1.08)		$(1.00)
Discontinued operations	—		(0.06)
	$(1.08)		$(1.06)
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	100.306		99.054
Diluted*	100.306		99.054

*Had we generated income from continuing operations in the six months ended June 30, 2017 and 2016, the effect of employee stock options, restricted stock units and deferred compensation units on the diluted shares calculation would have been an increase of 766 thousand and 1,477 thousand shares, respectively.

TENET HEALTHCARE CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
(Dollars in millions)	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$475	$716
Accounts receivable, less allowance for doubtful accounts	2,706	2,897
Inventories of supplies, at cost	316	326
Income tax receivable	7	4
Assets held for sale	705	29
Other current assets	1,173	1,285
Total current assets	5,382	5,257
Investments and other assets	1,238	1,250
Deferred income taxes	1,020	871
Property and equipment, at cost, less accumulated depreciation and amortization	7,738	8,053
Goodwill	7,157	7,425
Other intangible assets, at cost, less accumulated amortization	1,806	1,845
Total assets	$24,341	$24,701

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$143	$191
Accounts payable	1,086	1,329
Accrued compensation and benefits	749	872
Professional and general liability reserves	208	181
Accrued interest payable	238	210
Liabilities held for sale	51	9
Accrued legal settlement costs	1	8
Other current liabilities	1,861	1,234
Total current liabilities	4,337	4,034
Long-term debt, net of current portion	15,012	15,064
Professional and general liability reserves	644	613
Defined benefit plan obligations	618	626
Deferred income taxes	296	279
Other long-term liabilities	598	610
Total liabilities	21,505	21,226
Commitments and contingencies
Redeemable noncontrolling interests in equity of consolidated subsidiaries	1,781	2,393
Equity:
Shareholders’ equity:
Common stock	7	7
Additional paid-in capital	4,819	4,827
Accumulated other comprehensive loss	(242)	(258)
Accumulated deficit	(1,794)	(1,742)
Common stock in treasury, at cost	(2,417)	(2,417)
Total shareholders’ equity	373	417
Noncontrolling interests	682	665
Total equity	1,055	1,082
Total liabilities and equity	$24,341	$24,701

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Six Months Ended
(Dollars in millions)	June 30,
	2017	2016
Net Income	$68	$73
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	443	427
Provision for doubtful accounts	754	728
Deferred income tax expense (benefit)	(81)	37
Stock-based compensation expense	29	35
Impairment and restructuring charges, and acquisition-related costs	74	50
Litigation and investigation costs	6	287
Gains on sales, consolidation and deconsolidation of facilities	(38)	(148)
Loss from early extinguishment of debt	26	—
Equity in earnings of unconsolidated affiliates, net of distributions received	4	10
Amortization of debt discount and debt issuance costs	22	21
Pre-tax loss from discontinued operations	—	7
Other items, net	(25)	(2)
Changes in cash from operating assets and liabilities:
Accounts receivable	(673)	(725)
Inventories and other current assets	160	(30)
Income taxes	(7)	(17)
Accounts payable, accrued expenses and other current liabilities	(345)	(106)
Other long-term liabilities	48	34
Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(62)	(99)
Net cash used in operating activities from discontinued operations, excluding income taxes	(2)	—
Net cash provided by operating activities	401	582
Cash flows from investing activities:
Purchases of property and equipment — continuing operations	(348)	(413)
Purchases of businesses or joint venture interests, net of cash acquired	(26)	(94)
Proceeds from sales of facilities and other assets	74	573
Proceeds from sales of marketable securities, long-term investments and other assets	16	24
Purchases of equity investments	(2)	(35)
Other long-term assets	(12)	(3)
Other items, net	(10)	2
Net cash provided by (used in) investing activities	(308)	54
Cash flows from financing activities:
Repayments of borrowings under credit facility	(100)	(1,195)
Proceeds from borrowings under credit facility	100	1,195
Repayments of other borrowings	(1,029)	(76)
Proceeds from other borrowings	837	—
Debt issuance costs	(29)	—
Distributions paid to noncontrolling interests	(123)	(95)
Proceeds from sale of noncontrolling interests	14	15
Purchases of noncontrolling interests	(5)	(177)
Proceeds from exercise of stock options and employee stock purchase plan	3	3
Other items, net	(2)	(6)
Net cash used in financing activities	(334)	(336)
Net increase (decrease) in cash and cash equivalents	(241)	300
Cash and cash equivalents at beginning of period	716	356
Cash and cash equivalents at end of period	$475	$656
Supplemental disclosures:
Interest paid, net of capitalized interest	$(468)	$(467)
Income tax payments, net	$(44)	$(29)

TENET HEALTHCARE CORPORATION
SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS(1)
(Unaudited)

(Dollars in millions except per patient day,
per admission, per adjusted admission	Three Months Ended June 30,				Six Months Ended June 30,
and per visit amounts)	2017	2016	Change		2017	2016	Change
Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	76	75	1	*	76	75	1	*
Total admissions	190,394	193,898	(1.8)%		387,301	405,697	(4.5)%
Adjusted patient admissions	342,439	342,813	(0.1)%		689,589	705,632	(2.3)%
Paying admissions (excludes charity and uninsured)	179,889	183,539	(2.0)%		366,537	384,975	(4.8)%
Charity and uninsured admissions	10,505	10,359	1.4%		20,764	20,722	0.2%
Admissions through emergency department	121,807	122,283	(0.4)%		248,280	258,339	(3.9)%
Paying admissions as a percentage of total admissions	94.5%	94.7%	(0.2)%	*	94.6%	94.9%	(0.3)%	*
Charity and uninsured admissions as a percentage of total admissions	5.5%	5.3%	0.2%	*	5.4%	5.1%	0.3%	*
Emergency department admissions as a percentage of total admissions	64.0%	63.1%	0.9%	*	64.1%	63.7%	0.4%	*
Surgeries — inpatient	52,083	54,380	(4.2)%		103,883	110,134	(5.7)%
Surgeries — outpatient	71,366	75,821	(5.9)%		140,970	152,650	(7.7)%
Total surgeries	123,449	130,201	(5.2)%		244,853	262,784	(6.8)%
Patient days — total	874,930	897,313	(2.5)%		1,798,269	1,907,827	(5.7)%
Adjusted patient days	1,552,302	1,569,272	(1.1)%		3,156,000	3,283,641	(3.9)%
Average length of stay (days)	4.60	4.63	(0.6)%		4.64	4.70	(1.3)%
Licensed beds (at end of period)	20,435	20,380	0.3%		20,435	20,380	0.3%
Average licensed beds	20,435	20,380	0.3%		20,437	20,953	(2.5)%
Utilization of licensed beds	47.0%	48.4%	(1.4)%	*	48.6%	50.0%	(1.4)%	*
Outpatient Visits
Total visits	1,981,848	2,038,287	(2.8)%		4,021,790	4,184,905	(3.9)%
Paying visits (excludes charity and uninsured)	1,849,697	1,896,394	(2.5)%		3,757,909	3,880,909	(3.2)%
Charity and uninsured visits	132,151	141,893	(6.9)%		263,881	303,996	(13.2)%
Emergency department visits	724,785	715,692	1.3%		1,457,836	1,505,608	(3.2)%
Paying visits as a percentage of total visits	93.3%	93.0%	0.3%	*	93.4%	92.7%	0.7%	*
Charity and uninsured visits as a percentage of total visits	6.7%	7.0%	(0.3)%	*	6.6%	7.3%	(0.7)%	*
Total emergency department admissions and visits	846,592	837,975	1.0%		1,706,116	1,763,947	(3.3)%
Revenues
Net inpatient revenues	$2,555	$2,588	(1.3)%		$5,164	$5,369	(3.8)%
Net outpatient revenues	$1,511	$1,460	3.5%		$2,993	$2,974	0.6%
Total patient revenues	$4,066	$4,048	0.4%		$8,157	$8,343	(2.2)%
Revenues on a Per Admission, Per Patient Day and Per Visit Basis
Net inpatient revenue per admission	$13,420	$13,347	0.5%		$13,335	$13,234	0.8%
Net inpatient revenue per patient day	$2,920	$2,884	1.2%		$2,872	$2,814	2.1%
Net outpatient revenue per visit	$762	$716	6.4%		$744	$711	4.6%
Net patient revenue per adjusted patient admission	$11,874	$11,808	0.6%		$11,829	$11,823	0.1%
Net patient revenue per adjusted patient day	$2,619	$2,580	1.5%		$2,585	$2,541	1.7%
Total selected operating expenses (salaries, wages and benefits, supplies and other operating expenses) per adjusted patient admission(2)	$10,394	$10,157	2.3%		$10,342	$10,129	2.1%
Net Patient Revenues from:
Medicare	20.1%	21.7%	(1.6)%	*	20.6%	20.8%	(0.2)%	*
Medicaid	6.9%	7.4%	(0.5)%	*	6.8%	8.0%	(1.2)%	*
Managed care	62.5%	59.4%	3.1%	*	62.4%	60.4%	2.0%	*
Indemnity, self-pay and other	10.5%	11.5%	(1.0)%	*	10.2%	10.8%	(0.6)%	*

(1) Represents the consolidated results of Tenet’s acute care hospitals and related outpatient facilities included in the Hospital Operations and other segment.
(2) Excludes operating expenses from Tenet's health plans.
* This change is the difference between the 2017 and 2016 amounts shown.

TENET HEALTHCARE CORPORATION
SELECTED STATISTICS – CONTINUING SAME HOSPITALS(1)
(Unaudited)

(Dollars in millions except per patient day,
per admission, per adjusted admission	Three Months Ended June 30,				Six Months Ended June 30,
and per visit amounts)	2017	2016	Change		2017	2016	Change
Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	75	75	—	*	75	75	—	*
Total admissions	189,473	193,779	(2.2)%		385,655	396,652	(2.8)%
Adjusted patient admissions	335,915	340,792	(1.4)%		675,437	689,013	(2.0)%
Paying admissions (excludes charity and uninsured)	179,101	183,474	(2.4)%		365,180	376,760	(3.1)%
Charity and uninsured admissions	10,372	10,305	0.7%		20,475	19,892	2.9%
Admissions through emergency department	121,212	122,239	(0.8)%		247,279	251,845	(1.8)%
Paying admissions as a percentage of total admissions	94.5%	94.7%	(0.2)%	*	94.7%	95.0%	(0.3)%	*
Charity and uninsured admissions as a percentage of total admissions	5.5%	5.3%	0.2%	*	5.3%	5.0%	0.3%	*
Emergency department admissions as a percentage of total admissions	64.0%	63.1%	0.9%	*	64.1%	63.5%	0.6%	*
Surgeries — inpatient	51,913	54,376	(4.5)%		103,636	108,115	(4.1)%
Surgeries — outpatient	71,253	75,825	(6.0)%		140,806	150,185	(6.2)%
Total surgeries	123,166	130,201	(5.4)%		244,442	258,300	(5.4)%
Patient days — total	871,816	897,127	(2.8)%		1,792,830	1,858,125	(3.5)%
Adjusted patient days	1,538,940	1,568,680	(1.9)%		3,122,902	3,206,088	(2.6)%
Average length of stay (days)	4.60	4.63	(0.6)%		4.65	4.68	(0.6)%
Licensed beds (at end of period)	20,329	20,380	(0.3)%		20,329	20,380	(0.3)%
Average licensed beds	20,329	20,380	(0.3)%		20,331	20,378	(0.2)%
Utilization of licensed beds	47.1%	48.4%	(1.3)%	*	48.7%	50.4%	(1.7)%	*
Outpatient Visits
Total visits	1,950,251	2,025,946	(3.7)%		3,959,659	4,078,115	(2.9)%
Paying visits (excludes charity and uninsured)	1,823,601	1,884,716	(3.2)%		3,706,836	3,792,714	(2.3)%
Charity and uninsured visits	126,650	141,230	(10.3)%		252,823	285,401	(11.4)%
Emergency department visits	694,213	703,276	(1.3)%		1,397,248	1,437,032	(2.8)%
Paying visits as a percentage of total visits	93.5%	93.0%	0.5%	*	93.6%	93.0%	0.6%	*
Charity and uninsured visits as a percentage of total visits	6.5%	7.0%	(0.5)%	*	6.4%	7.0%	(0.6)%	*
Total emergency department admissions and visits	815,425	825,515	(1.2)%		1,644,527	1,688,877	(2.6)%
Revenues
Net inpatient revenues	$2,545	$2,568	(0.9)%		$5,150	$5,231	(1.5)%
Net outpatient revenues	$1,491	$1,451	2.8%		$2,954	$2,896	2.0%
Total patient revenues	$4,036	$4,019	0.4%		$8,104	$8,127	(0.3)%
Revenues on a Per Admission, Per Patient Day and Per Visit Basis
Net inpatient revenue per admission	$13,432	$13,252	1.4%		$13,354	$13,188	1.3%
Net inpatient revenue per patient day	$2,919	$2,862	2.0%		$2,873	$2,815	2.1%
Net outpatient revenue per visit	$765	$716	6.8%		$746	$710	5.1%
Net patient revenue per adjusted patient admission	$12,015	$11,793	1.9%		$11,998	$11,795	1.7%
Net patient revenue per adjusted patient day	$2,623	$2,562	2.4%		$2,595	$2,535	2.4%
Net Patient Revenues from:
Medicare	20.2%	21.8%	(1.6)%	*	20.7%	20.9%	(0.2)%	*
Medicaid	6.9%	7.6%	(0.7)%	*	6.9%	8.1%	(1.2)%	*
Managed care	62.3%	59.6%	2.7%	*	62.2%	60.6%	1.6%	*
Indemnity, self-pay and other	10.6%	11.0%	(0.4)%	*	10.2%	10.4%	(0.2)%	*

(1) Information for our Hospital Operations and other segment is presented on a same-hospital basis, which includes the results of our same 75 hospitals operated throughout the six months ended June 30, 2017 and 2016, and associated outpatient facilities but excludes the results of hospitals that Tenet began operating, as well as hospitals Tenet divested, since January 1, 2016.
* This change is the difference between the 2017 and 2016 amounts shown.

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended		Six months ended
	3/31/2017	6/30/2017	6/30/2017
Net operating revenues:
Net operating revenues before provision for doubtful accounts	$5,196	$5,173	$10,369
Less: Provision for doubtful accounts	383	371	754
Net operating revenues	4,813	4,802	9,615
Equity in earnings of unconsolidated affiliates	29	28	57
Operating expenses:
Salaries, wages and benefits	2,380	2,346	4,726
Supplies	765	780	1,545
Other operating expenses, net	1,187	1,159	2,346
Electronic health record incentives	(1)	(6)	(7)
Depreciation and amortization	221	222	443
Impairment and restructuring charges, and acquisition-related costs	33	41	74
Litigation and investigation costs	5	1	6
Gains on sales, consolidation and deconsolidation of facilities	(15)	(23)	(38)
Operating income	267	310	577
Interest expense	(258)	(260)	(518)
Other non-operating income (expense), net	(5)	(5)	(10)
Loss from early extinguishment of debt	—	(26)	(26)
Net income from continuing operations, before income taxes	4	19	23
Income tax benefit	33	12	45
Net income from continuing operations, before discontinued operations	37	31	68
Discontinued operations:
Income (loss) from operations	(2)	2	—
Income tax benefit (expense)	1	(1)	—
Net income (loss) from discontinued operations	(1)	1	—
Net income	36	32	68
Less: Net income attributable to noncontrolling interests	89	87	176
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(53)	$(55)	$(108)
Amounts attributable to Tenet Healthcare Corporation common shareholders
Net loss from continuing operations, net of tax	$(52)	$(56)	$(108)
Net income (loss) from discontinued operations, net of tax	(1)	1	—
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(53)	$(55)	$(108)
Net loss per share attributable to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$(0.52)	$(0.56)	$(1.08)
Discontinued operations	(0.01)	0.01	—
	$(0.53)	$(0.55)	$(1.08)
Diluted
Continuing operations	$(0.52)	$(0.56)	$(1.08)
Discontinued operations	(0.01)	0.01	—
	$(0.53)	$(0.55)	$(1.08)
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	100,000	100.612	100,306
Diluted	100,000	100.612	100,306

TENET HEALTHCARE CORPORATION
SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS(1)
(Unaudited)

(Dollars in millions except per patient day,
per admission, per adjusted admission	Three Months Ended		Six Months Ended
and per visit amounts)	3/31/2017	6/30/2017	6/30/2017
Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	76	76	76
Total admissions	196,907	190,394	387,301
Adjusted patient admissions	347,150	342,439	689,589
Paying admissions (excludes charity and uninsured)	186,648	179,889	366,537
Charity and uninsured admissions	10,259	10,505	20,764
Admissions through emergency department	126,473	121,807	248,280
Paying admissions as a percentage of total admissions	94.8%	94.5%	94.6%
Charity and uninsured admissions as a percentage of total admissions	5.2%	5.5%	5.4%
Emergency department admissions as a percentage of total admissions	64.2%	64.0%	64.1%
Surgeries — inpatient	51,800	52,083	103,883
Surgeries — outpatient	69,604	71,366	140,970
Total surgeries	121,404	123,449	244,853
Patient days — total	923,339	874,930	1,798,269
Adjusted patient days	1,603,698	1,552,302	3,156,000
Average length of stay (days)	4.69	4.60	4.64
Licensed beds (at end of period)	20,439	20,435	20,435
Average licensed beds	20,440	20,435	20,437
Utilization of licensed beds	50.2%	47.0%	48.6%
Outpatient Visits
Total visits	2,039,942	1,981,848	4,021,790
Paying visits (excludes charity and uninsured)	1,908,212	1,849,697	3,757,909
Charity and uninsured visits	131,730	132,151	263,881
Emergency department visits	733,051	724,785	1,457,836
Paying visits as a percentage of total visits	93.5%	93.3%	93.4%
Charity and uninsured visits as a percentage of total visits	6.5%	6.7%	6.6%
Total emergency department admissions and visits	859,524	846,592	1,706,116
Revenues
Net inpatient revenues	$2,609	$2,555	$5,164
Net outpatient revenues	$1,482	$1,511	$2,993
Total patient revenues	$4,091	$4,066	$8,157
Revenues on a Per Admission, Per Patient Day and Per Visit Basis
Net inpatient revenue per admission	$13,250	$13,420	$13,335
Net inpatient revenue per patient day	$2,826	$2,920	$2,872
Net outpatient revenue per visit	$726	$762	$744
Net patient revenue per adjusted patient admission	$11,785	$11,874	$11,829
Net patient revenue per adjusted patient day	$2,551	$2,619	$2,585
Total selected operating expenses (salaries, wages and benefits, supplies and other operating expenses) per adjusted patient admission(2)	$10,290	$10,394	$10,342
Net Patient Revenues from:
Medicare	21.0%	20.1%	20.6%
Medicaid	6.7%	6.9%	6.8%
Managed care	62.3%	62.5%	62.4%
Indemnity, self-pay and other	10.0%	10.5%	10.2%

(1)	Represents the consolidated results of Tenet’s acute care hospitals and related outpatient facilities included in the Hospital Operations and other segment.

(2)	Excludes operating expenses from Tenet's health plans.

TENET HEALTHCARE CORPORATION
SELECTED STATISTICS – CONTINUING SAME HOSPITALS(1)
(Unaudited)

(Dollars in millions except per patient day,
per admission, per adjusted admission	Three Months Ended		Six Months Ended
and per visit amounts)	3/31/2017	6/30/2017	6/30/2017

Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	75	75	75
Total admissions	196,182	189,473	385,655
Adjusted patient admissions	339,522	335,915	675,437
Paying admissions (excludes charity and uninsured)	186,079	179,101	365,180
Charity and uninsured admissions	10,103	10,372	20,475
Admissions through emergency department	126,067	121,212	247,279
Paying admissions as a percentage of total admissions	94.9%	94.5%	94.7%
Charity and uninsured admissions as a percentage of total admissions	5.1%	5.5%	5.3%
Emergency department admissions as a percentage of total admissions	64.3%	64.0%	64.1%
Surgeries — inpatient	51,723	51,913	103,636
Surgeries — outpatient	69,553	71,253	140,806
Total surgeries	121,276	123,166	244,442
Patient days — total	921,014	871,816	1,792,830
Adjusted patient days	1,583,962	1,538,940	3,122,902
Average length of stay (days)	4.69	4.60	4.65
Licensed beds (at end of period)	20,333	20,329	20,329
Average licensed beds	20,334	20,329	20,331
Utilization of licensed beds	50.3%	47.1%	48.7%
Outpatient Visits
Total visits	2,009,408	1,950,251	3,959,659
Paying visits (excludes charity and uninsured)	1,883,235	1,823,601	3,706,836
Charity and uninsured visits	126,173	126,650	252,823
Emergency department visits	703,035	694,213	1,397,248
Paying visits as a percentage of total visits	93.7%	93.5%	93.6%
Charity and uninsured visits as a percentage of total visits	6.3%	6.5%	6.4%
Total emergency department admissions and visits	829,102	815,425	1,644,527
Revenues
Net inpatient revenues	$2,605	$2,545	$5,150
Net outpatient revenues	$1,463	$1,491	$2,954
Total patient revenues	$4,068	$4,036	$8,104
Revenues on a Per Admission, Per Patient Day and Per Visit Basis
Net inpatient revenue per admission	$13,278	$13,432	$13,354
Net inpatient revenue per patient day	$2,828	$2,919	$2,873
Net outpatient revenue per visit	$728	$765	$746
Net patient revenue per adjusted patient admission	$11,982	$12,015	$11,998
Net patient revenue per adjusted patient day	$2,568	$2,623	$2,595
Net Patient Revenues from:
Medicare	21.1%	20.2%	20.7%
Medicaid	6.8%	6.9%	6.9%
Managed care	62.0%	62.3%	62.2%
Indemnity, self-pay and other	10.1%	10.6%	10.2%

(1) Information for our Hospital Operations and other segment is presented on a same-hospital basis, which includes the results of our same 75 hospitals operated throughout the six months ended June 30, 2017 and 2016, and associated outpatient facilities but excludes the results of hospitals that Tenet began operating, as well as hospitals Tenet divested, since January 1, 2016.

TENET HEALTHCARE CORPORATION
SELECTED STATISTICS – CONTINUING SAME HOSPITALS(1)
(Unaudited)

(Dollars in millions except per patient day, per admission, per adjusted admission and per visit amounts)	Three Months Ended				Year Ended
	3/31/2016	6/30/2016	9/30/2016	12/31/2016	12/31/2016
Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	75	75	75	75	75
Total admissions	202,873	193,779	194,179	191,910	782,741
Adjusted patient admissions	348,221	340,792	341,665	334,268	1,364,946
Paying admissions (excludes charity and uninsured)	193,286	183,474	182,937	181,597	741,294
Charity and uninsured admissions	9,587	10,305	11,242	10,313	41,447
Admissions through emergency department	129,606	122,239	120,459	120,549	492,853
Paying admissions as a percentage of total admissions	95.3%	94.7%	94.2%	94.6%	94.7%
Charity and uninsured admissions as a percentage of total admissions	4.7%	5.3%	5.8%	5.4%	5.3%
Emergency department admissions as a percentage of total admissions	63.9%	63.1%	62.0%	62.8%	63.0%
Surgeries - inpatient	53,739	54,376	54,701	53,071	215,887
Surgeries - outpatient	74,360	75,825	72,646	73,678	296,509
Total surgeries	128,099	130,201	127,347	126,749	512,396
Patient days - total	960,998	897,127	893,990	887,840	3,639,955
Adjusted patient days	1,637,408	1,568,680	1,564,827	1,539,374	6,310,289
Average length of stay (days)	4.74	4.63	4.60	4.63	4.65
Licensed beds (at end of period)	20,380	20,380	20,340	20,354	20,354
Average licensed beds	20,375	20,380	20,367	20,326	18,127
Utilization of licensed beds	52.4%	48.4%	47.7%	47.5%	55.0%
Outpatient Visits
Total visits	2,052,169	2,025,946	1,991,999	1,928,913	7,999,027
Paying visits (excludes charity and uninsured)	1,907,998	1,884,716	1,847,999	1,817,262	7,457,975
Charity and uninsured visits	144,171	141,230	144,000	111,651	541,052
Emergency department visits	733,756	703,276	690,692	679,463	2,807,187
Paying visits as a percentage of total visits	93.0%	93.0%	92.8%	94.2%	93.2%
Charity and uninsured visits as a percentage of total visits	7.0%	7.0%	7.2%	5.8%	6.8%
Total emergency department admissions and visits	863,362	825,515	811,151	800,012	3,300,040
Revenues
Net inpatient revenues	$2,663	$2,568	$2,634	$2,610	$10,475
Net outpatient revenues	$1,445	$1,451	$1,404	$1,445	$5,745
Total patient revenues	$4,108	$4,019	$4,038	$4,055	$16,220
Revenues on a Per Admission, Per Patient Day and Per Visit Basis
Net inpatient revenue per admission	$13,126	$13,252	$13,565	$13,600	$13,382
Net inpatient revenue per patient day	$2,771	$2,862	$2,946	$2,940	$2,878
Net outpatient revenue per visit	$704	$716	$705	$749	$718
Net patient revenue per adjusted patient admission	$11,797	$11,793	$11,819	$12,131	$11,883
Net patient revenue per adjusted patient day	$2,509	$2,562	$2,580	$2,634	$2,570
Net Patient Revenues from:
Medicare	20.0%	21.8%	20.1%	20.5%	20.6%
Medicaid	8.6%	7.6%	8.5%	8.2%	8.2%
Managed care	61.6%	59.6%	64.0%	61.0%	61.6%
Indemnity, self-pay and other	9.8%	11.0%	7.4%	10.3%	9.6%

(1) Information for our Hospital Operations and other segment is presented on a same-hospital basis, which includes the results of our same 75 hospitals operated throughout the six months ended June 30, 2017 and 2016, and associated outpatient facilities but excludes the results of hospitals that Tenet began operating, as well as hospitals Tenet divested, since January 1, 2016.

TENET HEALTHCARE CORPORATION
SEGMENT REPORTING
(Unaudited)

			June 30,	December 31,
			2017	2016
Assets
Hospital Operations and other			$17,422	$17,871
Ambulatory Care			5,792	5,722
Conifer			1,127	1,108
Total			$24,341	$24,701

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Capital expenditures:
Hospital Operations and other	$136	$184	$319	$375
Ambulatory Care	10	16	21	28
Conifer	4	5	8	10
Total	$150	$205	$348	$413

Net operating revenues:
Hospital Operations and other total prior to inter-segment eliminations(1)	$4,085	$4,202	$8,200	$8,599
Ambulatory Care	472	442	927	871
Conifer
Tenet	155	162	314	329
Other customers	245	224	488	442
Total Conifer revenues	400	386	802	771
Inter-segment eliminations	(155)	(162)	(314)	(329)
Total	$4,802	$4,868	$9,615	$9,912

Equity in earnings of unconsolidated affiliates:
Hospital Operations and other	$(2)	$4	$—	$3
Ambulatory Care	30	26	57	51
Total	$28	$30	$57	$54

Adjusted EBITDA:
Hospital Operations and other(2)	$346	$427	$655	$845
Ambulatory Care	164	139	317	275
Conifer	60	63	125	126
Total	$570	$629	$1,097	$1,246

Depreciation and amortization:
Hospital Operations and other	$188	$181	$375	$355
Ambulatory Care	22	22	44	47
Conifer	12	12	24	25
Total	$222	$215	$443	$427

(1)
Hospital Operations and other revenues includes health plan revenues of $25 million and $90 million for the three and six ended June 30, 2017, respectively and $136 million and $263 million for the three and six months ended June 30, 2016, respectively.

(2)
Hospital Operations and other Adjusted EBITDA excludes health plan EBITDA of $(19) million and $(35) million for the three and six months ended June 30, 2017, respectively and $(5) million and $(2) million for the three and six months ended June 30, 2016, respectively.

TENET HEALTHCARE CORPORATION
STATEMENT OF OPERATIONS – AMBULATORY CARE SEGMENT
(Unaudited)

(Dollars in millions)	Three Months Ended June 30,
	2017		2016

	Ambulatory Care as Reported Under GAAP	Unconsolidated Affiliates	Ambulatory Care as Reported Under GAAP	Unconsolidated Affiliates
Net operating revenues:
Net operating revenues before provision for doubtful accounts	$483	$499	$452	$505
Less: Provision for doubtful accounts	(11)	(10)	(10)	(14)
Net operating revenues(1)	472	489	442	491
Equity in earnings of unconsolidated affiliates(2)	30	—	26	—
Operating expenses:
Salaries, wages and benefits	153	116	147	116
Supplies	96	129	91	128
Other operating expenses, net	89	100	91	102
Electronic health record incentives	—	—	—	—
Depreciation and amortization	22	16	22	17
Impairment and restructuring charges, and acquisition-related costs	3	1	3	5
Gains on sales, consolidation and deconsolidation of facilities	—	—	(1)	—
Operating income	139	127	115	123
Interest expense	(39)	(5)	(35)	(6)
Other	2	—	—	1
Net income from continuing operations, before income taxes	102	122	80	118
Income tax expense	(20)	(2)	(11)	(1)
Net income	82	$120	69	$117
Less: Net income attributable to noncontrolling interests	67		60
Net income attributable to Tenet Healthcare Corporation common shareholders	$15		$9
Equity in earnings of unconsolidated affiliates		$30		$26

(1)
On a same-facility system-wide basis, net revenue in Tenet’s Ambulatory Care segment increased 3.8% during the three months ended June 30, 2017, with cases decreasing 0.5% and revenue per case increasing 4.3%.

(2)
At June 30, 2017, 107 of the 326 facilities in the Company’s newly formed Ambulatory segment were not consolidated based on the nature of the segment’s joint venture relationships with physicians and prominent healthcare systems. Although revenues of the segment’s unconsolidated facilities are not recorded as revenues by the Company, equity in earnings of unconsolidated affiliates is nonetheless a significant portion of the Company’s overall earnings. To help analyze results of operations, management also uses system-wide operating measures such as system-wide revenue growth, which includes revenues of both consolidated and unconsolidated facilities. We control our remaining 219 facilities and account for these investments as consolidated subsidiaries.

TENET HEALTHCARE CORPORATION
STATEMENT OF OPERATIONS – AMBULATORY CARE SEGMENT
(Unaudited)

	Six Months Ended June 30,
	2017		2016

	Ambulatory Care as Reported Under GAAP	Unconsolidated Affiliates	Ambulatory Care as Reported Under GAAP	Unconsolidated Affiliates
Net operating revenues:
Net operating revenues before provision for doubtful accounts	$945	$974	$889	$984
Less: Provision for doubtful accounts	(18)	(20)	(18)	(28)
Net operating revenues(1)	927	954	871	956
Equity in earnings of unconsolidated affiliates(2)	57	—	51	—
Operating expenses:
Salaries, wages and benefits	303	230	293	234
Supplies	190	250	177	251
Other operating expenses, net	174	197	177	204
Electronic health record incentives	—	—	—	—
Depreciation and amortization	44	32	47	35
Impairment and restructuring charges, and acquisition-related costs	8	1	4	5
Gains on sales, consolidation and deconsolidation of facilities	(7)	—	(30)	(4)
Operating income	272	244	254	231
Interest expense	(74)	(11)	(70)	(12)
Other	3	—	—	1
Net income from continuing operations, before income taxes	201	233	184	220
Income tax expense	(38)	(4)	(19)	(3)
Net Income	163	$229	165	$217
Less: Net income attributable to noncontrolling interests(3)	133		135
Net income attributable to Tenet Healthcare Corporation common shareholders	$30		$30
Equity in earnings of unconsolidated affiliates		$57		$51

(1)
On a same-facility system-wide basis, net revenue in Tenet’s Ambulatory Care segment increased 4.9% during the six months ended June 30, 2017, with cases remaining flat and revenue per case increasing 4.9%.

(2)
At June 30, 2017, 107 of the 326 facilities in the Company’s Ambulatory segment were not consolidated based on the nature of the segment’s joint venture relationships with physicians and prominent healthcare systems. Although revenues of the segment’s unconsolidated facilities are not recorded as revenues by the Company, equity in earnings of unconsolidated affiliates is nonetheless a significant portion of the Company’s overall earnings. To help analyze results of operations, management also uses system-wide operating measures such as system-wide revenue growth, which includes revenues of both consolidated and unconsolidated facilities. We control our remaining 219 facilities and account for these investments as consolidated subsidiaries.

(3)
During the six months ended June 30, 2016, the Company recorded $18 million of noncontrolling interests expense related to a $29 million gain on the consolidation of facilities (the gain is not included in Adjusted EBITDA) and an associated $7 million income tax benefit.

Non-GAAP Financial Measures
Adjusted EBITDA, a non-GAAP measure, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) the cumulative effect of changes in accounting principle, (2) net loss (income) attributable to noncontrolling interests, (3) income (loss) from discontinued operations, (4) income tax benefit (expense), (5) other non-operating income (expense), net, (6) gain (loss) from early extinguishment of debt, (7) interest expense, (8) litigation and investigation (costs) benefit, net of insurance recoveries, (9) net gains (losses) on sales, consolidation and deconsolidation of facilities, (10) impairment and restructuring charges and acquisition-related costs, (11) depreciation and amortization and (12) income (loss) from divested operations and closed businesses (i.e., the Company’s health plan businesses). Litigation and investigation costs do not include ordinary course of business malpractice and other litigation and related expense.
Adjusted net income (loss) from continuing operations attributable to Tenet Healthcare Corporation common shareholders, a non-GAAP measure, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) impairment and restructuring charges, and acquisition-related costs, (2) litigation and investigation costs, (3) gains on sales, consolidation and deconsolidation of facilities, (4) loss from early extinguishment of debt, (5) income (loss) from divested operations and closed businesses (6) the associated impact of these five items on taxes and noncontrolling interests, and (7) net income (loss) from discontinued operations. Adjusted diluted earnings (loss) per share from continuing operations, a non-GAAP term, is defined by the Company as Adjusted net income (loss) from continuing operations attributable to Tenet Healthcare Corporation common shareholders divided by the weighted average primary or diluted shares outstanding in the reporting period.
Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) net cash provided by (used in) operating activities, less (2) purchases of property and equipment from continuing operations.
Adjusted Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) Adjusted net cash provided by (used in) operating activities from continuing operations, less (2) purchases of property and equipment from continuing operations. Adjusted net cash provided by (used in) operating activities, a non-GAAP measure, is defined by the Company as cash provided by (used in) operating activities prior to (1) payments for restructuring charges, acquisition-related costs and litigation costs and settlements, and, (2) net cash provided by (used in) operating activities from discontinued operations.
The Company believes the foregoing non-GAAP measures are useful to investors and analysts because they present additional information on the Company’s financial performance. Investors, analysts, Company management and the Company’s Board of Directors utilize these non-GAAP measures, in addition to GAAP measures, to track the company’s financial and operating performance and compare the Company’s performance to its peer companies, which utilize similar non-GAAP measures in their presentations. The Human Resources Committee of the Company’s Board of Directors also uses certain of these measures to evaluate management’s performance for the purpose of determining incentive compensation. Additional information regarding the purpose and utility of specific non-GAAP measures used in this release is set forth below.
The Company believes that Adjusted EBITDA is a useful measure, in part, because certain investors and analysts use both historical and projected Adjusted EBITDA, in addition to other GAAP and non-GAAP measures, as factors in determining the estimated fair value of shares of the Company’s common stock. Company management also regularly reviews the Adjusted EBITDA performance for each operating segment. The Company does not use Adjusted EBITDA to measure liquidity, but instead to measure operating performance.
We use, and we believe investors and analysts use, Free Cash Flow and Adjusted Free Cash Flow as supplemental measures to analyze cash flows generated from our operations because we believe it is useful to investors in evaluating our ability to fund distributions paid to noncontrolling interests, acquisitions, purchasing equity interests in joint ventures or repaying debt.
These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Because these measures exclude many items that are included in our financial statements, they do not provide a complete measure of our operating performance. For example, the Company’s definitions of Free Cash Flow and Adjusted Free Cash Flow do not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company’s Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, (ii) distributions paid to noncontrolling interests, or (iii) payments under the Put/Call Agreement for USPI redeemable noncontrolling interest, which are recorded on the Statement of Cash Flows as the purchase of noncontrolling interest. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.
A reconciliation of Adjusted EBITDA to net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP measure, is set forth in Table #1 below for the three and six months ended June 30, 2017 and 2016. A reconciliation of Adjusted net income from continuing operations attributable to Tenet Healthcare Corporation common shareholders to net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP measure, is set forth in Table #2 below for the three and six months ended June 30, 2017 and 2016. A reconciliation of Free Cash Flow and Adjusted Free Cash Flow to net cash provided by (used in) operating activities, the most comparable GAAP measure, is set forth in Table #3 below for the three and six months ended June 30, 2017 and 2016.

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #1 – Reconciliation of Adjusted EBITDA to Net Income (Loss)
Attributable to Tenet Healthcare Corporation Common Shareholders
(Unaudited)

(Dollars in millions)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(55)	$(46)	$(108)	$(105)
Less: Net income attributable to noncontrolling interests	(87)	(85)	(176)	(178)
Net income (loss) from discontinued operations, net of tax	1	(2)	—	(6)
Net income from continuing operations	31	41	68	79
Income tax benefit (expense)	12	16	45	(51)
Loss from early extinguishment of debt	(26)	—	(26)	—
Other non-operating income (expense), net	(5)	(5)	(10)	(11)
Interest expense	(260)	(244)	(518)	(487)
Operating income	310	274	577	628
Litigation and investigation costs	(1)	(114)	(6)	(287)
Gains on sales, consolidation and deconsolidation of facilities	23	1	38	148
Impairment and restructuring charges, and acquisition-related costs	(41)	(22)	(74)	(50)
Depreciation and amortization	(222)	(215)	(443)	(427)
Loss from divested and closed businesses	(19)	(5)	(35)	(2)
Adjusted EBITDA	$570	$629	$1,097	$1,246

Net operating revenues	$4,802	$4,868	$9,615	$9,912
Less: Net operating revenues from health plans	25	136	90	263
Adjusted net operating revenues	$4,777	$4,732	$9,525	$9,649

Net loss attributable to Tenet Healthcare Corporation common shareholders as a % of net operating revenues	(1.1)%	(0.9)%	(1.1)%	(1.1)%

Adjusted EBITDA as % of adjusted net operating revenues (Adjusted EBITDA margin)	11.9%	13.3%	11.5%	12.9%

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #2 – Pre-Tax, After-Tax and Earnings Per Share Impact of Certain Items
on Continuing Operations
(Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in millions except per share amounts)	June 30,		June 30,
	2017	2016	2017	2016
Adjustments to calculate Adjusted Diluted EPS	(Expense) Income
Impairment and restructuring charges, and acquisition-related costs	$(41)	$(22)	$(74)	$(50)
Litigation and investigation costs	(1)	(114)	(6)	(287)
Gain on sales, consolidation and deconsolidation of facilities	23	1	38	148
Loss from early extinguishment of debt	(26)	—	(26)	—
Loss from divested and closed businesses	(19)	(5)	(35)	(2)
Pre-tax impact	$(64)	$(140)	$(103)	$(191)
Tax impact of above items	25	56	39	25
Total after-tax impact	$(39)	$(84)	$(64)	$(166)
Noncontrolling interests impact	—	—	—	(18)
Total loss from items above	$(39)	$(84)	$(64)	$(184)

Net loss attributable to common shareholders	$(55)	$(46)	$(108)	$(105)
Less net income (loss) from discontinued operations, net of tax	1	(2)	—	(6)
Net loss from continuing operations, net of tax	$(56)	$(44)	$(108)	$(99)
Net loss from adjustments above	39	84	64	184
Adjusted net income (loss) from continuing operations attributable to common shareholders	$(17)	$40	$(44)	$85

Weighted average dilutive shares outstanding (in thousands)	100,612	100,727	100,306	100,531
Diluted earnings per share from continuing operations	$(0.56)	$(0.44)	$(1.08)	$(1.00)
Adjusted diluted EPS from continuing operations	$(0.17)	$0.40	$(0.44)	$0.85

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #3 – Reconciliations of Free Cash Flow and Adjusted Free Cash Flow
(Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in millions)	June 30,		June 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$215	$435	$401	$582
Purchases of property and equipment	(150)	(205)	(348)	(413)
Free cash flow	$65	$230	$53	$169

Net cash provided by (used in) investing activities	$(119)	$(266)	$(308)	$54
Net cash used in financing activities	$(193)	$(241)	$(334)	$(336)

Net cash provided by operating activities	$215	$435	$401	$582
Less: Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(38)	(30)	(62)	(99)
Net cash (used in) provided by operating activities from discontinued operations	(5)	3	(2)	—
Adjusted net cash provided by operating activities – continuing operations	258	462	465	681
Purchases of property and equipment – continuing operations	(150)	(205)	(348)	(413)
Adjusted free cash flow – continuing operations	$108	$257	$117	$268

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #4 – Reconciliation of Outlook Adjusted EBITDA to
Outlook Net Income Attributable to Tenet Healthcare Corporation Common Shareholders
(Unaudited)

(Dollars in millions, except per share amounts)	Q3 2017		2017
	Low	High	Low	High
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(157)	$(147)	$(120)	$(90)
Less: Net income attributable to noncontrolling interests	(95)	(105)	(385)	(405)
Net loss from discontinued operations, net of tax	—	—	(5)	—
Income (loss) from continuing operations	(62)	(42)	270	315
Income tax expense	(80)	(85)	(160)	(175)
Income from continuing operations, before income taxes	18	43	430	490
Interest expense	(250)	(260)	(1,020)	(1,030)
Loss on early extinguishment of debt(1)	(132)	(132)	(158)	(158)
Other non-operating income (expense), net	(5)	(5)	(20)	(20)
Operating income	405	440	1,628	1,698
Gains on sales, consolidation and deconsolidation of facilities(2)	115	115	153	153
Impairment and restructuring charges, acquisition-related costs and litigation costs and settlements(3)	—	—	(80)	(80)
Depreciation and amortization	(200)	(210)	(850)	(870)
Income (loss) from divested and closed businesses	(10)	(15)	(45)	(55)
Adjusted EBITDA	$500	$550	$2,450	$2,550
Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	10.9%	11.5%	12.8%	13.1%
Net loss from continuing operations	$(157)	$(147)	$(115)	$(90)
Net loss from continuing operations as a % of operating revenues	(3.4)%	(3.1)%	(0.6)%	(0.5)%
Net operating revenues	$4,600	$4,800	$19,100	$19,400
Adjusted EBITDA	$500	$550	$2,450	$2,550
Depreciation and amortization	(200)	(210)	(850)	(870)
Interest expense	(250)	(260)	(1,020)	(1,030)
Other non-operating income (expense), net	(5)	(5)	(20)	(20)
Adjusted income from continuing operations before income taxes	45	75	560	630
Income tax benefit (expense)	15	10	(105)	(125)
Adjusted income from continuing operations	60	85	455	505
Net income attributable to noncontrolling interests	(95)	(105)	(385)	(405)
Adjusted net income (loss) attributable to common shareholders	$(35)	$(20)	$70	$100
Basic weighted average shares outstanding	101	101	101	101
Fully diluted weighted average shares outstanding (in millions)	101	101	101	101
Diluted loss per share from continuing operations	$(1.55)	$(1.46)	$(1.14)	$(0.89)
Adjusted diluted earnings (loss) per share from continuing operations	$(0.35)	$(0.20)	$0.69	$0.99

(1)	Reflects an estimated loss from early extinguishment of debt of approximately $132 million in the three months ended September 30, 2017.

(2)	Reflects an estimated pre-tax gain of $115 million ($33 million after-tax loss) in the three months ending September 30, 2017 related to the sale of the Company's Houston hospitals.

(3)
Company does not forecast impairment and restructuring charges, acquisition-related costs and litigation costs and settlements and gains on sales, consolidation and deconsolidation of facilities because the Company does not believe that it can forecast these items with sufficient accuracy since some of these items are indeterminable at the time the Company provides its financial Outlook.

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #5 – Reconciliation of Outlook Adjusted Free Cash Flow
for the Year Ending December 31, 2017

(Dollars in millions)	2017
	Low	High
Net cash provided by operating activities	$1,158	$1,413
Less: Payments for restructuring charges, acquisition-related costs and litigation costs and settlements(1)	(62)	(62)
Net cash used in operating activities from discontinued operations	(5)	—
Adjusted net cash provided by operating activities – continuing operations	$1,225	$1,475
Purchases of property and equipment – continuing operations	(700)	(750)
Adjusted free cash flow – continuing operations(2)	$525	$725

(1)
Company does not forecast impairment and restructuring charges, acquisition-related costs and litigation costs and settlements because the Company does not believe that it can forecast these items with sufficient accuracy since some of these items may be indeterminable at the time the Company provides its financial Outlook.

(2)
The Company's definition of Adjusted Free Cash Flow does not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company's Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, (ii) distributions paid to noncontrolling interests, or (iii) payments under the Put/Call Agreement for USPI redeemable noncontrolling interest, which are recorded on the Statement of Cash Flows as the purchase of noncontrolling interest.